Exhibit 99.1

Press Release

Cigna Corporation Announces Updates to its Board of Directors

The Board of Directors:

•	Honors the Retirement of Isaiah Harris, Jr., Chair of the Board of Directors
•	Welcomes Neesha Hathi
•	Elects David M. Cordani as Chair of the Board and Eric Wiseman as Lead Independent Director

BLOOMFIELD, Conn. – July 30, 2021 – Global health service company Cigna Corporation (NYSE:CI) today announced several updates to its Board of Directors.

Isaiah Harris, Jr., Chair of the Board of Directors, informed that Company that he intends to retire at the end of the year. Mr. Harris was appointed to the Board in 2005 and has served as Chair since 2009. During this time, Cigna significantly strengthened its core businesses, expanded its capabilities, and accelerated its growth plans, as the organization now serves more than 190 million customer relationships globally.

“On behalf of the Board of Directors and our 70,000+ colleagues around the world, I’d like to thank Ike for his visionary leadership as we’ve advanced our mission to make health care more affordable, simple and predictable for all,” said David M. Cordani, president and chief executive officer of Cigna Corporation. “Over the past 16 years, I’ve been fortunate to work closely with him, as he guided us to create more value for our shareholders, customers, clients and communities. I am deeply grateful for his ongoing counsel, friendship, and support and wish him all the best in his retirement.”

The Board of Directors appointed Neesha Hathi to the Board as an independent director, effective September 1, 2021. Ms. Hathi is the Chief Digital Officer at Charles Schwab & Co., Inc., which oversees more than $7.5 trillion in client assets and over 32 million accounts across all lines of business.

"Neesha brings extensive knowledge innovating the consumer experience across digital platforms, building both growth and loyalty among customers, clients and prospects,” said Cordani. “Her expertise and human-centric approach to solving challenges will shape our path forward as we further develop data-informed strategies that improve the health and well-being of those we serve.”

The Board also elected Mr. Cordani to the additional role of Chair of the Board and Eric Wiseman to the role of Lead Independent Director. Both roles will be effective January 1, 2022. Mr. Cordani has been part of Cigna for 30 years and has served as President and Chief Executive Officer of the Company and a member of the Board since 2009. Mr. Wiseman joined the Board in 2007 and has served as Chair of the People Resources Committee since 2019.

About Cigna

Cigna Corporation is a global health service company dedicated to improving the health, well-being and peace of mind of those we serve. Cigna delivers choice, predictability, affordability and access to quality care through integrated capabilities and connected, personalized solutions that advance whole person health. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Cigna Health and Life Insurance Company, Connecticut General Life Insurance Company, Evernorth companies or their affiliates and Express Scripts companies or their affiliates. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits and other related products.

Cigna maintains sales capability in over 30 countries and jurisdictions, and has approximately 190 million customer relationships around the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com.

Media Contact
Ellie Polack
1 (860) 81902-4906
elinor.polack@cigna.com